      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 2001
                                                      REGISTRATION NO. 333-57850
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            TYCO INTERNATIONAL LTD.
             (Exact name of Registrant as specified in its charter)

              BERMUDA                          NOT APPLICABLE
  (State or Other Jurisdiction of             (I.R.S. Employer
  Incorporation or Organization)           Identification Number)

                        THE ZURICH CENTRE, SECOND FLOOR
                               90 PITTS BAY ROAD
                            PEMBROKE HM 08, BERMUDA
                                (441) 292-8674*
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                         ------------------------------

                                 MARK H. SWARTZ
                        C/O TYCO INTERNATIONAL (US) INC.
                                 ONE TYCO PARK
                          EXETER, NEW HAMPSHIRE 03833
                                 (603) 778-9700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

* Tyco International Ltd. maintains its registered and principal executive offices at The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. The executive offices of Tyco's principal United States subsidiaries are located at One Tyco Park, Exeter, New Hampshire 03833. The telephone number there is (603) 778-9700.
                         ------------------------------

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

    ABBE L. DIENSTAG, ESQ.            FATI SADEGHI, ESQ.           MEREDITH B. CROSS, ESQ.
   KRAMER LEVIN NAFTALIS &         SENIOR CORPORATE COUNSEL       WILMER, CUTLER & PICKERING
         FRANKEL LLP             TYCO INTERNATIONAL (US) INC.        2445 M STREET, N.W.
       919 THIRD AVENUE                 ONE TYCO PARK               WASHINGTON, D.C. 20037
   NEW YORK, NEW YORK 10022      EXETER, NEW HAMPSHIRE 03833            (202) 663-6000
        (212) 715-9100                  (603) 778-9700

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    CALCULATION OF REGISTRATION FEE: The filing fee with respect to the 7,129,342 Common Shares registered hereunder has been previously paid in connection with the Registrant's Registration Statement on Form S-4 (File
No. 333-57850) (the "S-4 Registration Statement"), as more fully set forth in the introductory note to the S-4 Registration Statement. The S-4 Registration Statement was declared effective by the Commission on April 16, 2001.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON ANY DATE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE AS DETERMINED BY THE SEC, ACTING PURSUANT TO SECTION 8(A) OF THE SECURITIES ACT OF 1933.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               INTRODUCTORY NOTE

    This registration statement registers common shares of Tyco
International Ltd. deliverable from time to time following the consummation of the merger of The CIT Group, Inc. with and into Tyco Acquisition Corp. XIX (NV), a direct wholly-owned subsidiary of Tyco, upon the exchange of exchangeable shares issued by CIT Exchangeco Inc., an indirect subsidiary of CIT. Prior to the merger, each exchangeable share is exchangeable for one share of common stock of CIT until at least November 1, 2004, subject to earlier redemption in certain circumstances. Each exchangeable share that remains outstanding following the merger will be exchangeable for 0.6907 of a Tyco common share. See the section captioned "CIT Exchangeco Exchangeable Shares" in the proxy statement/prospectus for the merger that forms part of the S-4 Registration Statement. For purposes of the prospectus that forms part of this registration statement, the consummation of the merger with CIT has been assumed. On May 23, 2001, CIT's stockholders approved CIT's merger with Tyco's subsidiary. The merger remains subject to a number of conditions, including the receipt of regulatory clearances.

                   SUBJECT TO COMPLETION, DATED MAY 24, 2001

PROSPECTUS

                            TYCO INTERNATIONAL LTD.

                                       COMMON SHARES

    We are offering our common shares deliverable upon exchange of the exchangeable shares of our indirect subsidiary, CIT Exchangeco Inc.

    On             , 2001, The CIT Group, Inc. merged with and into a
wholly-owned subsidiary of Tyco International Ltd. In the merger, each outstanding share of common stock of CIT was converted into 0.6907 of a Tyco common share. In addition, each outstanding exchangeable share issued by Exchangeco, an indirect subsidiary of CIT, which shares were exchangeable prior to the merger for one share of CIT common stock, became exchangeable for 0.6907 of a Tyco common share.

    Exchangeco issued the exchangeable shares in connection with CIT's
November 1999 acquisition of Newcourt Credit Group Inc. The exchangeable shares were issued to shareholders of Newcourt who elected to receive exchangeable shares rather than shares of CIT common stock. The exchangeable shares provided an opportunity for shareholders of Newcourt who were resident in Canada to achieve Canadian tax deferral for up to five years.

    CIT's merger with Tyco's subsidiary had no material effect on the rights of the holders of exchangeable shares, except as necessary to reflect that following the merger such shares are functionally and economically equivalent to
0.6907 of a Tyco common share rather than one share of CIT common stock. Tyco's subsidiary has entered into agreements which provide the holders of exchangeable shares with dividend, liquidation and voting rights with respect to Tyco that are functionally and economically equivalent to the rights of holders of Tyco common shares, except that each exchangeable share is the equivalent of 0.6907 of a Tyco common share. Tyco has agreed to support its subsidiary's obligations under these agreements. Unless required otherwise by the context, the terms "Tyco", "we" and "us," as used in this prospectus, refer to Tyco and/or its subsidiary.

    A holder of exchangeable shares may exchange such shares at any time before the redemption of the exchangeable shares for a number of Tyco common shares equal to 0.6907 multiplied by the number of exchangeable shares to be exchanged. Cash will be paid instead of fractional Tyco common shares when an exchangeable share is exchanged. The 0.6907 of a Tyco common share and fractional share payment are sometimes referred to in this prospectus as the "exchange consideration." The exchange ratio is subject to adjustment in the event of certain changes to Tyco's common shares. On or after November 1, 2004, Exchangeco may redeem any outstanding exchangeable shares for the exchange consideration on a date selected by the Board of Directors of Exchangeco. In certain circumstances, Exchangeco has the right to redeem your exchangeable shares for the exchange consideration before November 1, 2004.

    We will not receive proceeds from the exchange of the exchangeable shares. We will pay all the costs and fees relating to the registration of the shares covered by this prospectus.

    Our common shares trade on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol "TYC" and on the London Stock Exchange under the symbol "TYI". The last sale price as reported on the New York Stock Exchange of
our common shares on             , 2001 was $            . Unless otherwise
indicated, all "dollar" or "$" references in this prospectus are to United States dollars.

    Holders of exchangeable shares should consider carefully the risk factors
relating to the exchangeable shares beginning on page   .
                            ------------------------

    Neither the United States Securities and Exchange Commission nor any state or provincial securities commission has approved the securities offered in this prospectus or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is             , 2001.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
RISK FACTORS RELATING TO THE EXCHANGEABLE SHARES............      3

WHERE YOU CAN FIND MORE INFORMATION.........................      4

FORWARD LOOKING STATEMENTS..................................      5

TYCO........................................................      6

USE OF PROCEEDS.............................................      6

PLAN OF DISTRIBUTION........................................      7

TAX CONSEQUENCES REGARDING EXCHANGEABLE SHARES AND TYCO
  COMMON SHARES.............................................     13

EXPERTS.....................................................     19

LEGAL MATTERS...............................................     20

                RISK FACTORS RELATING TO THE EXCHANGEABLE SHARES

    You should consider carefully the following factors, in addition to the other information contained in this prospectus, before exchanging your exchangeable shares for Tyco common shares.

THE EXCHANGE OF EXCHANGEABLE SHARES FOR TYCO COMMON SHARES WILL BE A TAXABLE
  EVENT IN CANADA.

    The exchange of exchangeable shares for our common shares is generally a taxable event in Canada. Your tax consequences can vary depending on a number of factors, including your residency, the length of time that the exchangeable shares were held by you prior to an exchange and, for Canadian tax purposes, the method of the exchange (redemption or purchase). For additional information, see "Tax Consequences Regarding Exchangeable Shares and Tyco Common Shares" on page
  . You should consult your own tax advisor as to the tax consequences to you of exchanging your exchangeable shares for our common shares.

ALTHOUGH EACH EXCHANGEABLE SHARE HAS DIVIDEND, LIQUIDATION, AND VOTING RIGHTS WITH RESPECT TO TYCO THAT ARE FUNCTIONALLY AND ECONOMICALLY EQUIVALENT TO THE RIGHTS OF 0.6907 OF A TYCO COMMON SHARE, THE MARKET PRICE OF AN EXCHANGEABLE SHARE MAY NOT BE THE SAME AS 0.6907 OF THE MARKET PRICE OF A TYCO COMMON SHARE.

    The exchangeable shares are listed on The Toronto Stock Exchange. Our common shares are listed on the New York, London and Bermuda Stock Exchanges. Although we believe that the market price of the exchangeable shares on The Toronto Stock Exchange and the market price of our common shares on the New York Stock Exchange and any other applicable exchanges will reflect essentially equivalent values appropriately adjusted to reflect the exchange ratio, there can be no assurances that the market price of the exchangeable shares will be identical, or even similar, to the market price of the Tyco common shares.

TYCO COMMON SHARES WILL BE FOREIGN PROPERTY IN CANADA AND MAY SUBJECT SOME OTHERWISE TAX EXEMPT ENTITIES HOLDING OUR COMMON SHARES TO TAX.

    Our common shares will be foreign property in Canada for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans, for registered pension plans or for certain persons to whom Part XI of the Income Tax Act (Canada) is applicable. Under the Income Tax Act (Canada) Part XI, tax is generally imposed on these trusts, plans or persons where the cost amount of foreign property held by such an entity at the end of a month exceeds 30% of the cost amount of all property held by it at the end of a month. Where there is excess, tax will be imposed at the rate of 1% per month of the amount of the excess. So long as the exchangeable shares are listed on a prescribed stock exchange in Canada (including The Toronto Stock Exchange), and Exchangeco maintains a substantial Canadian presence, they will not be foreign property under the Income Tax Act (Canada) for these trusts, plans and other tax-exempt persons.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We file our SEC materials electronically with the SEC, so you can also review our filings by accessing the web site maintained by the SEC at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our common shares are listed on the New York Stock Exchange and reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

    You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

    The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus, except for any information that is superseded by information that is included in this document. The most recent information that we file with the SEC automatically updates and supersedes older information. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

    1. Our Annual Report on Form 10-K for the fiscal year ended September 30, 2000;

    2. Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2000 and March 31, 2001;

    3. Our Current Reports on Form 8-K filed on November 1, 2000, November 15, 2000, February 9, 2001, March 15, 2001, March 29, 2001, April 3, 2001 and
       May 24, 2001; and

    4. The description of Tyco common shares as set forth in our Registration Statement on Form 8-A/A filed on March 1, 1999.

    We also incorporate by reference into this prospectus all reports and other documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities being offered in this prospectus are sold or the offering is otherwise completed.

    We will provide without charge to each person who receives a prospectus, including any beneficial owner of exchangeable shares, a copy of the information that has been incorporated by reference in this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to Tyco International Ltd., The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, telephone (441) 292-8674.

                           FORWARD LOOKING STATEMENTS

    Certain statements contained or incorporated by reference in this document are "forward looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. All forward looking statements involve risks and uncertainties. In particular, any statement contained in this prospectus or in any document incorporated by reference in this prospectus, regarding the consummation and benefits of future acquisitions, as well as expectations with respect to future sales, earnings, cash flows, operating efficiencies, product expansion, backlog, financings and share repurchases, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of Tyco, which may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements. Factors that might affect such forward looking statements include, among other things:

    - the impact of fluctuations in the price of Tyco common shares;

    - overall economic and business conditions;

    - the demand for Tyco's (including CIT's) goods and services;

    - competitive factors in the industries in which Tyco (including CIT) competes;

    - changes in U.S. and non-U.S. government regulation;

    - changes in tax requirements (including tax rate changes, new tax laws and revised tax law interpretations);

    - results of litigation;

    - interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations;

    - economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders;

    - the ability to achieve anticipated synergies in connection with the acquisition of CIT and other acquisitions;

    - the timing, impact and other uncertainties of future acquisitions by Tyco; and

    - the timing of construction and the successful operation of the TyCom Global Network, by Tyco's majority owned subsidiary, TyCom Ltd., Tyco's undersea cable communications business.

                                      TYCO

    Tyco is a diversified manufacturing and service company that, through its subsidiaries:

    - designs, manufactures and distributes electrical and electronic components and multi-layer printed circuit boards;

    - designs, engineers, manufactures, installs, operates and maintains undersea cable communications systems;

    - designs, manufactures and distributes disposable medical supplies and other specialty products;

    - designs, manufactures, installs and services fire detection and suppression systems and installs, monitors and maintains electronic security systems; and

    - designs, manufactures and distributes flow control products and provides environmental consulting services.

    In addition, as a result of our acquisition of CIT, we are a leading source of financing and leasing capital for companies in more than 30 industries, including many of today's leading industries and emerging businesses, offering vendor, equipment, commercial, factoring, consumer and structured financing capabilities. CIT commenced operations in 1908 and has developed a broad array of "franchise" businesses that focus on specific industries, asset types and markets, which are balanced by client, industry and geographic diversification.

    Tyco operates in more than 100 countries around the world and expects revenues for its fiscal year ending September 30, 2001 to exceed $37 billion.

    Tyco's strategy is to be the low-cost, high quality producer and provider in each of its markets. We promote our leadership position by investing in our existing businesses, developing new markets and acquiring complementary businesses and products. Combining the strengths of our existing operations and our business acquisitions, we seek to enhance shareholder value through increased earnings per share and strong cash flows.

    Tyco reviews acquisition opportunities in the ordinary course of business, some of which may be material and some of which are currently under investigation, discussion or negotiation. There can be no assurance that any of such acquisitions will be consummated.

    Tyco is a Bermuda company whose registered and principal executive offices are located at The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, telephone (441) 292-8674. The executive offices of Tyco's principal United States subsidiaries are located at One Tyco Park, Exeter, New Hampshire 03833, and the telephone number there is (603) 778-9700.

    For additional information regarding the business of Tyco, please see Tyco's Form 10-K and other filings of Tyco with the SEC, which are incorporated by reference into this document. See "Where You Can Find More Information" on page
  .

RECENT DEVELOPMENT

    On May 17, 2001, Tyco announced that it had entered into a definitive agreement with Cambridge Protection Industries, L.L.C., a portfolio company of GTCR Golder Rauner, L.L.C., to acquire for cash its electronic security systems businesses, which includes SecurityLink, and provides services to approximately one million residential, commercial and government customers. The transaction is valued at approximately $1 billion and is subject to customary regulatory review. The businesses will be integrated within Tyco's Fire and Security Services segment and the transaction will be accounted for as a purchase.

                                USE OF PROCEEDS

    We will not receive any cash proceeds when you exchange exchangeable shares for our common shares.

                              PLAN OF DISTRIBUTION

GENERAL

    Our common shares may be delivered to you as follows:

    - you may require at any time that your exchangeable shares be exchanged for the exchange consideration;

    - Exchangeco may redeem the outstanding exchangeable shares on or after November 1, 2004, on a date selected by the Board of Directors of Exchangeco, for the exchange consideration;

    - Exchangeco may require an early redemption of your exchangeable shares for the exchange consideration upon the occurrence of certain events as more
      fully described below in "Early Redemption" on page   ; and

    - upon liquidation of Tyco or Exchangeco, you may be required to, or may elect to, exchange your exchangeable shares for the exchange consideration.

    Exchangeco is a company limited by shares formed under the laws of the Province of Nova Scotia and a subsidiary of 3026192 Nova Scotia Company, an unlimited company under the laws of the Province of Nova Scotia, referred to in this prospectus as Newco. Newco is an indirect subsidiary of Tyco.

    We have not engaged any broker, dealer or underwriter in connection with this offering of our common shares.

    The following is a summary that highlights some of the rights, privileges, restrictions and conditions relating to the terms on which Tyco common shares may be delivered to you in exchange for your exchangeable shares. The specific provisions governing the exchangeable shares are set forth in the Plan of Arrangement, including the Exchangeable Share Provisions, the Voting and Exchange Trust Agreement, the Supplemental Voting and Exchange Trust Agreement, and the Tyco VE Agreement, each of which is included as an exhibit to the registration statement of which this prospectus is a part. You should read these documents, as well as the Exchangeable Share Support Agreement, the Supplemental Exchangeable Share Support Agreement and the Tyco Support Agreement, for a more complete understanding of the exchangeable shares. Unless required otherwise by the context, the terms "Voting and Exchange Trust Agreement" and "Exchangeable Share Support Agreement" as used in this prospectus refer to those agreements as supplemented.

ELECTION BY HOLDERS TO EXCHANGE

    As a holder of exchangeable shares, you have the right at any time to retract (that is, to require Exchangeco to redeem) any or all of the exchangeable shares you hold. If you decide to retract your exchangeable shares, you will receive 0.6907 of a Tyco common share for each exchangeable share. Fractional Tyco common shares will not be issued and you will receive cash in lieu of any fractional common shares to which you may be entitled. You may elect to retract your exchangeable shares by presenting to Exchangeco or its transfer agent:

    - a certificate or certificates representing the number of exchangeable shares to be retracted;

    - a written notice of retraction, the form of which you may obtain from Exchangeco or its transfer agent, specifying the number of exchangeable shares you want to retract and the retraction date; and

    - such other documents as Exchangeco or its transfer agent may require to effect the retraction of the exchangeable shares.

    The retraction date is the date you indicate in your notice of retraction that you want the retraction to occur. The date you indicate may not be less than 10 nor more than 15 business days after Exchangeco receives your notice of retraction. The address to which you should send your exchangeable shares, notice of retraction and other documents is listed under "Delivery of Our Common
Shares" on page   .

    Exchangeco must immediately notify Newco of the receipt of any notice of retraction because Newco has an overriding "retraction call right" to purchase all of the exchangeable shares specified in any notice of retraction for the exchange consideration. Newco will advise Exchangeco within five business days of Newco's receipt of the notice of retraction whether Newco will exercise the retraction call right. Exchangeco will advise you if Newco does not exercise its retraction call right.

    Unless otherwise requested by you in writing, you will not receive a physical certificate representing your Tyco common shares and the Tyco common shares will be delivered to you under Tyco's Direct Registration System (DRS). You will receive a statement confirming the crediting of the shares to your book-entry account. This system offers a number of benefits for shareholders, including safekeeping and sales features. You may request a physical certificate for your shares at any time. The brochure that will accompany your first DRS statement describes how to obtain a physical certificate.

    Exchangeco or its transfer agent or Newco, if Newco exercises its retraction call right, will deliver to you at the address recorded in the securities register of Exchangeco or the address you specify in the form of notice of retraction, or hold for pick-up by you at the registered office of Exchangeco or at the office of its transfer agent, your DRS statement or certificates representing your Tyco common shares.

    You may revoke your notice of retraction at any time prior to the close of business on the business day preceding the retraction date. If you revoke your notice of retraction, your exchangeable shares will not be purchased by Newco or redeemed by Exchangeco. If you do not revoke your notice of retraction, each exchangeable share that you requested Exchangeco to redeem will be, as described above, either:

    - acquired by Newco if it exercises its retraction call right; or

    - redeemed by Exchangeco.

    Exchangeco will not be required to redeem exchangeable shares if the redemption would be contrary to solvency requirements or other provisions of applicable law. In that event, your notice of retraction will be deemed to give notice to Montreal Trust Company of Canada, the trustee under the Voting and Exchange Trust Agreement, to exercise the exchange right and require us to purchase each exchangeable share covered by your notice of retraction, but not redeemed by Exchangeco, for the exchange consideration, provided that Newco does not exercise its retraction call right and the notice of retraction is not revoked.

    If you do give a notice of retraction, you will continue to be entitled to receive from Exchangeco, on the designated payment date, any declared but unpaid dividends on the exchangeable shares which are the subject of the notice of retraction and which shares were held by you on any dividend record date which occurs prior to the retraction date. If and to the extent the dividend is not paid by Exchangeco on the designated payment date, such dividend in respect of any shares purchased by Newco or redeemed by Exchangeco (as discussed above in this section) will be paid on such date by Newco (if purchased by Newco) or us (if redeemed by Exchangeco), as the case may be, for and on behalf of Exchangeco.

REDEMPTION OF EXCHANGEABLE SHARES

    On or after November 1, 2004, on a date selected by the Board of Directors of Exchangeco, Exchangeco may redeem all, but not less than all, of the then outstanding exchangeable shares by delivering, for each exchangeable share, the exchange consideration. Exchangeco will, at least 60 days prior to the redemption date, provide the registered holders of the exchangeable shares with written notice of the proposed redemption of the exchangeable shares. This redemption is subject to applicable law and to Newco's redemption call right described below.

    Notwithstanding any proposed redemption of the exchangeable shares, Newco has an overriding redemption call right to purchase, on the redemption date, all but not less than all of the exchangeable shares then outstanding (other than exchangeable shares held by us or our affiliates or subsidiaries). Newco may exercise its redemption call right by notifying Exchangeco and the transfer agent for the exchangeable shares of its intention to exercise such right at least 60 days prior to the redemption date. The transfer agent will notify you whether or not Newco will exercise its redemption call right. If Newco exercises its redemption call right, you will be obligated to sell your exchangeable shares to Newco. Newco will deliver to the transfer agent for payment to you on the redemption date, for each exchangeable share, the exchange consideration. On the redemption date, you will continue to be entitled to receive from Exchangeco, on the designated payment date, any declared but unpaid dividends on such exchangeable shares held by you on any dividend record date which occurred prior to the redemption date. If and to the extent the dividend is not paid by Exchangeco on the designated payment date, such dividend in respect of shares purchased by Newco will be paid on such date by Newco for and on behalf of Exchangeco.

EARLY REDEMPTION

    Exchangeco has the right to redeem your exchangeable shares for the exchange consideration before November 1, 2004 if any of the following occurs:

    1. there are fewer than 1,000,000 exchangeable shares outstanding, other than exchangeable shares held by us and our affiliates;

    2. there is a merger, tender offer or material sale of shares or similar transaction involving us or any proposal to do so and the Board of Directors of Exchangeco determines, in good faith and in its sole discretion, that it is not reasonably practicable substantially to replicate the terms and conditions of the exchangeable shares and it is necessary to redeem all of the shares to complete the transaction;

    3. there is a proposal in which holders of exchangeable shares are entitled to vote as shareholders of Exchangeco (for example, to approve an amalgamation involving Exchangeco) and the Board of Directors of Exchangeco determines, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose intended by the proposal in any other commercially reasonable manner; or

    4. holders of exchangeable shares fail to take the necessary action on any matter on which they are entitled to vote as shareholders of Exchangeco to approve or disapprove any change in the rights of the holders of the exchangeable shares where the approval or disapproval would be required to maintain the equivalence of the exchangeable shares with our common shares, as adjusted to reflect the exchange ratio.

    The notice, Newco redemption call right and dividend provisions described under "Redemption of Exchangeable Shares" above apply to an early redemption as well, except that in the case of 2, 3 and 4 above, the 60 day notice periods do not apply and such notices by Exchangeco or Newco, as the case may be, must be delivered upon such number of days' notice as the Board of Directors of Exchangeco determines to be reasonably practicable under the circumstances.

LIQUIDATION RIGHTS

    EXCHANGECO'S LIQUIDATION

    If Exchangeco liquidates, dissolves, winds-up or otherwise distributes its assets among its shareholders for purposes of winding up its affairs, you will receive from Exchangeco, for each exchangeable share, a liquidation payment equal to the exchange consideration. The liquidation payment will be paid to you as a holder of exchangeable shares before payment is made to any holder of any class of stock ranking junior to the exchangeable shares. The payment of the liquidation payment is subject to applicable law and to Newco's liquidation call right described below.

    Newco may exercise its liquidation call right by notifying Exchangeco and the transfer agent for the exchangeable shares of its intention to exercise such right at least 45 days prior to the date of Exchangeco's voluntary liquidation, dissolution or winding-up and at least five business days prior to Exchangeco's involuntary liquidation, dissolution or winding-up. The transfer agent will notify you whether or not Newco exercises its liquidation call right. If Newco exercises its liquidation call right, Newco will deliver to the transfer agent for payment to you the exchange consideration for each exchangeable share.

    If there is an Exchangeco insolvency event, as a holder of exchangeable shares, you may instruct Montreal Trust Company of Canada, the trustee under the Voting and Exchange Trust Agreement, to exercise the exchange right and require us to purchase any or all of your exchangeable shares for the liquidation payment.

    An Exchangeco insolvency event means:

    - Exchangeco institutes a proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or Exchangeco consents to the institution of bankruptcy, insolvency or winding-up proceedings against it;

    - a petition, answer or consent seeking dissolution or winding-up of Exchangeco is filed under any bankruptcy, insolvency or analogous laws, and Exchangeco fails to contest in good faith such proceedings commenced in respect of Exchangeco within 30 days of Exchangeco becoming aware of such proceeding, or Exchangeco consents to the filing of any such petition;

    - a receiver is appointed for Exchangeco, or Exchangeco makes a general assignment for the benefit of creditors, or Exchangeco admits in writing its inability to pay its debts generally as they become due; or

    - Exchangeco is not permitted pursuant to the solvency requirements of applicable law to retract any exchangeable shares.

    Upon notice from the trustee of the exercise of the exchange right, we will deliver to the trustee for payment to you the exchange consideration for each outstanding exchangeable share.

    Upon the liquidation, dissolution or winding-up of Exchangeco or if there is an Exchangeco insolvency event, you will continue to be entitled to receive from Exchangeco, on the designated payment date, any declared but unpaid dividends on such exchangeable shares held by you on any dividend record date which occurred prior to the purchase of such exchangeable shares by Newco under its liquidation call right or by us by virtue of the exchange right. If and to the extent the dividend is not paid by Exchangeco on the designated payment date, such dividend in respect of shares purchased by Newco (by virtue of the liquidation call right) or by us (pursuant to the exchange right) will be paid on such date by Newco or us, as the case may be, for and on behalf of Exchangeco.

    TYCO'S LIQUIDATION

    If there is a Tyco insolvency event, in order for you to participate on an equal basis with the holders of Tyco common shares, each outstanding exchangeable share will be automatically exchanged for the exchange consideration. A Tyco insolvency event means:

    - Tyco's Board of Directors decides to institute voluntary liquidation, dissolution, or winding-up proceedings, or to effect any other distribution of Tyco's assets among our shareholders for the purpose of winding up our affairs; or

    - our receipt of notice of, or our otherwise becoming aware of, any threatened or instituted claim, suit or other proceedings with respect to our involuntary liquidation, dissolution or winding-up or to effect any other distribution of our assets among our shareholders for the purpose of winding up our affairs.

    To effect the automatic exchange of exchangeable shares for our common shares, we will be deemed to have purchased each exchangeable share outstanding on the fifth business day prior to the time of the Tyco insolvency event.

    If there is an automatic exchange of the exchangeable shares for Tyco common shares, you will continue to be entitled to receive from Exchangeco, on the designated payment date, any declared but unpaid dividends on such exchangeable shares held by you on any dividend record date which occurred prior to the purchase by us (under the automatic exchange right). If and to the extent the dividend is not paid by Exchangeco on the designated payment date, such dividend in respect of shares purchased by us (under the automatic exchange right) will be paid on such date by us for and on behalf of Exchangeco.

EXCHANGEABLE SHARE SUPPORT AGREEMENT

    The Exchangeable Share Support Agreement, as supplemented, provides, among other things, that the subsidiary of Tyco into which CIT is merged will take all actions and do all things reasonably necessary or desirable to enable and permit Exchangeco, in accordance with applicable law, to pay the liquidation payment, the retraction price or the redemption price to holders of exchangeable shares as set out above. In a separate support agreement, Tyco has agreed to support its subsidiary's obligations under the Exchangeable Share Support Agreement, as supplemented. The forms of the Exchangeable Share Support Agreement, the Supplemental Exchangeable Share Support Agreement with Tyco's subsidiary, and the Tyco Support Agreement are included as exhibits to the Registration Statement of which this prospectus constitutes a part. Any description of these documents included in this prospectus is qualified in its entirety by reference thereto.

DELIVERY OF OUR COMMON SHARES

    To retract your exchangeable shares, follow the instructions listed under
"Election by Holders to Exchange" on page   .

    As described above, you may also receive our common shares plus any additional cash amount payable if or when:

    - Exchangeco redeems or Newco exercises its redemption call right to acquire all of the outstanding exchangeable shares on the redemption date;

    - Exchangeco liquidates or Newco exercises its liquidation call right; or

    - Tyco liquidates.

    To receive Tyco common shares and any additional cash amount payable in the above listed circumstances, you must present to Exchangeco or its transfer agent, Montreal Trust Company of Canada:

    - a certificate or certificates representing the number of exchangeable shares to be exchanged; and

    - such other documents as Exchangeco or its transfer agent may require to effect the transfer of your exchangeable shares.

    A DRS statement or certificates representing our common shares plus, where applicable, a cash amount equal to any fractional Tyco common share payment and/or any declared and unpaid dividends to which you may be entitled will be delivered to you by mailing to you at the address recorded in the securities register of Exchangeco or by holding the DRS statement or certificates representing our common shares and a check for any applicable cash payment for pick-up by you at the registered office of Exchangeco or the office of its transfer agent.

    If you instruct the trustee under the Voting and Exchange Trust Agreement to exercise the trustee's exchange right, in addition to the certificates and other documents described above, you must also present to Montreal Trust Company of Canada, as trustee, a notice of exercise of the exchange right in the form contained on the reverse side of the exchangeable share certificates.

    The address to which you should mail your certificates and other documents is: Montreal Trust Company of Canada, 100 University Avenue, Toronto, Ontario M5J 2I1. The address to which you should hand deliver, or send by messenger, your certificates and other documents is: Montreal Trust Company of Canada, 100 University Avenue, Ninth Floor, Toronto, Ontario, M5J 2I1.

     TAX CONSEQUENCES REGARDING EXCHANGEABLE SHARES AND TYCO COMMON SHARES

CANADIAN FEDERAL INCOME TAX CONSEQUENCES

    The following summary sets forth the opinion of our Canadian counsel, McMillan Binch, of the material Canadian federal income tax consequences generally applicable under the Income Tax Act (Canada) to holders of exchangeable shares who acquire our common shares upon the exchange of exchangeable shares. The following summary is generally applicable to you if, under Canadian federal income tax law:

    - you acquire our common shares upon the exchange of your exchangeable shares;

    - for purposes of the Income Tax Act (Canada), you hold your exchangeable shares and will hold our common shares as capital property and you deal at arm's length with us, Exchangeco and Newco; and

    - you are not affiliated with us, Exchangeco or Newco.

    This summary does not apply to you if we are or will be at any time a "foreign affiliate" of you within the meaning of the Income Tax Act (Canada).

    The exchangeable shares and our common shares will generally be considered to be capital property to you unless they are held in the course of carrying on a business, in an adventure or concern in the nature of trade or as "mark-to-market" property for purposes of the Income Tax Act (Canada). If you are a holder of exchangeable shares to whom exchangeable shares or our common shares are not capital property, you should consult your own tax advisors regarding your particular circumstances including, in the case of certain "financial institutions" (as defined in the Income Tax Act (Canada)), the potential application to you of the "mark-to-market" rules in the Income Tax Act (Canada), as the following discussion does not apply to you.

    This summary is based on the Income Tax Act (Canada), the regulations thereunder and our counsel's understanding of the administrative policies and practices published by the Canada Customs and Revenue Agency, all in effect as of the date of this prospectus. This summary takes into account proposed amendments to the Income Tax Act (Canada) and the regulations thereunder publicly announced by the Minister of Finance prior to the date of this prospectus and assumes, except where specifically indicated, that all such proposed amendments will be enacted in their present form. However, we cannot assure you that the proposed amendments will be enacted in the form proposed or at all. This summary does not take into account or anticipate any other changes in law, administrative policy or assessing practice, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. No assurances can be given to you that subsequent changes in law or administrative policy will not affect or modify the opinions expressed herein. No advance income tax ruling has been sought or obtained from the Canada Customs and Revenue Agency to confirm the tax consequences of any of the transactions described herein.

    This summary is of a general nature only and is not intended to be, and should not be construed as, legal, business, or tax advice to any particular shareholder. You should consult your own tax advisors for advice with respect to your particular circumstances.

    For the purposes of the Income Tax Act (Canada), all amounts must be expressed in Canadian dollars, including dividends, adjusted cost base and proceeds of disposition; amounts denominated in a foreign currency must be converted into Canadian dollars based on the exchange rate for such currency generally prevailing at the time such amounts arise.

HOLDERS OF EXCHANGEABLE SHARES RESIDENT IN CANADA

    The following portion of the summary is applicable to you if you are, and will continue to be, a resident or deemed resident of Canada for purposes of the Income Tax Act (Canada) at all times while you hold exchangeable shares or our common shares.

    DIVIDENDS

    DIVIDENDS ON EXCHANGEABLE SHARES. Individuals will be required to include dividends received or deemed to be received on the exchangeable shares in computing income, subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations. Subject to the discussion below as to the denial of the dividend deduction, holders of exchangeable shares that are corporations will be required to include dividends received or deemed to be received on the exchangeable shares in computing income and such dividends will normally be deductible in computing taxable income. We are a "specified financial institution" for purposes of the Income Tax Act (Canada), as defined below. Where we are (or any person with whom we do not deal at arm's length is) a "specified financial institution" at or immediately before the time a dividend is paid or deemed to be paid, the dividend deduction for a corporation will generally not apply unless at the time the dividend is received (or deemed to be received):

    - the exchangeable shares are listed on a "prescribed stock exchange" (which currently includes The Toronto Stock Exchange);

    - we are related to Exchangeco and Newco; and

    - the recipient of the dividend (together with persons with whom the recipient does not deal at arm's length or any partnership or trust of which the recipient or person is a member or beneficiary, respectively) does not receive dividends in respect of more than ten percent of the issued and outstanding exchangeable shares.

    If you are a specified financial institution for the purposes of the Income Tax Act (Canada), a dividend received or deemed to be received on the exchangeable shares will be deductible in computing your taxable income only if either:

    - you did not acquire the exchangeable shares in the ordinary course of the business carried on by you within the meaning of the Income Tax Act (Canada); or

    - at the time you receive or are deemed to receive the dividend, the exchangeable shares are listed on a prescribed stock exchange in Canada (which currently includes The Toronto Stock Exchange) and you, either alone or together with persons with whom you do not deal at arm's length, do not receive (and are not deemed to receive) dividends in respect of more than ten percent of the issued and outstanding exchangeable shares either directly, through a partnership or (in certain cases) through a trust.

    A corporation is a "specified financial institution" for purposes of the Income Tax Act (Canada) if it is:

       (a) a bank, a trust company, a credit union, or an insurance corporation;

       (b) a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm's length or the purchasing of debt obligations issued by such persons or a combination thereof, or a corporation prescribed to be a financial institution for purposes of Part I.3 of the Income Tax Act (Canada); or

       (c) a corporation controlled by one or more such entities.

    A corporation is also a specified financial institution if it is related to one of the above entities (other than a corporation described in (b) above the principal business of which is the factoring of trade accounts receivable that

       (1) the particular corporation acquired from a related person,

       (2) arose in the course of an active business carried on by a person (the "first person") related at that time to the particular corporation, and

       (3) at no particular time before that time were held by a person other than a person who was related to the first person).

    Specified financial institutions should consult their own tax advisors.

    If you are a "private corporation" (as defined in the Income Tax Act (Canada)) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), you will generally be liable under Part IV of the Income Tax Act (Canada) to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the exchangeable shares to the extent that such dividends are deductible in computing your taxable income. If you are a "Canadian-controlled private corporation" (as defined in the Income Tax Act (Canada)), you may be liable to pay an additional refundable tax of 6 2/3% on dividends or deemed dividends that are not deductible in computing your taxable income.

    The exchangeable shares will be "taxable preferred shares" and "short-term preferred shares" for purposes of the Income Tax Act (Canada). Dividends received or deemed to be received on the exchangeable shares will not be subject to the 10% tax under Part IV.1 of the Income Tax Act (Canada). However, Exchangeco will generally be subject to a 66 2/3% tax under Part VI.1 of the Income Tax Act (Canada) on dividends paid or deemed to be paid on the exchangeable shares and will be entitled to deduct 9/4 of the tax so payable in computing its taxable income under Part I of the Income Tax Act (Canada).

    DIVIDENDS ON OUR COMMON SHARES. If you receive dividends on our common shares, you must include them in your income for the purposes of the Income Tax Act (Canada). Such dividends received by you as an individual will not be subject to the gross-up and dividend tax credit rules in the Income Tax Act (Canada). If you hold our common shares and you are a corporation, you must include such dividends in computing your income and generally you will not be entitled to deduct the amount of such dividends in computing your taxable income. If you hold our common shares and you are a Canadian-controlled private corporation, you may be liable to pay an additional refundable tax of 6 2/3% on such dividends.

    REDEMPTION OR EXCHANGE OF EXCHANGEABLE SHARES

    If Exchangeco redeems an exchangeable share (including on a retraction) (as opposed to Newco purchasing such share as discussed below), you will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds (the fair market value at that time of the exchange consideration received from Exchangeco) exceeds the paid-up capital of the exchangeable share (as determined for purposes of the Income Tax Act (Canada)) at the time of the redemption of the exchangeable share. The tax treatment of any such deemed dividend to you will be as discussed above under "Dividends on Exchangeable Shares", except that the non-deductibility of such dividend to a corporation that is a specified financial institution may be limited under subsection 191(4) of the Income Tax Act (Canada). If you are or will be a specified financial institution at the time of redemption of your exchangeable shares, you should consult with your tax advisors for advice with respect to the application of subsection 191(4) of the Income Tax Act (Canada).

    On the redemption (including a retraction) of exchangeable shares, you will generally be considered to have disposed of the exchangeable shares for proceeds of disposition equal to the redemption proceeds less the amount of such deemed dividend. You will in general realize a capital gain (or a capital loss) equal to the amount by which the adjusted cost base to you is less than (or exceeds) such proceeds of disposition. The general tax treatment of capital gains and capital losses is discussed below under the heading "Taxation of Capital Gain or Capital Loss." If you are a corporation, in some circumstances the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend.

    If an exchangeable share is purchased by Newco or by us pursuant to the exchange rights, as discussed above under "Plan of Distribution", you will in general realize a capital gain (or a capital loss) to the extent that the proceeds of disposition of the exchangeable share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you. For these purposes, the proceeds of disposition will be the aggregate of the fair market value, at the time of the exchange, of the exchange consideration received from Newco (or us) on the purchase. See "Taxation of Capital Gain or Capital Loss" below.

    Because of the existence of Newco's call rights and the exchange rights, as discussed above under "Plan of Distribution", you cannot control whether you will receive the exchange consideration by way of redemption (or retraction) of the exchangeable shares by Exchangeco or by way of purchase of the exchangeable shares by Newco or us. As described above, the Canadian federal income tax consequences of a redemption differ from those of a purchase.

    ACQUISITION AND DISPOSITION OF OUR COMMON SHARES

    The cost of Tyco common shares received by you on the retraction, redemption or exchange of exchangeable shares will be equal to the fair market value of such common shares at the time of such event, which amount will generally be averaged with the adjusted cost base of any other Tyco common shares held at that time by you as capital property.

    A disposition or deemed disposition of Tyco common shares by you will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you of our common shares immediately before the disposition.

    TAXATION OF CAPITAL GAIN OR CAPITAL LOSS

    One-half of any capital gain (the "taxable capital gain") you realize will be included in your income for the year of disposition. One-half of any capital loss you realize (the "allowable capital loss") may be deducted by you against taxable capital gains for the year of disposition. You may carry back up to three taxation years or forward indefinitely any excess of allowable capital losses over taxable capital gains for the year of disposition and deduct it against net taxable capital gains in those other years to the extent and subject to the limitations prescribed in the Income Tax Act (Canada).

    Capital gains realized by an individual or trust, other than certain trusts, may give rise to alternative minimum tax under the Income Tax Act (Canada). If you are a Canadian-controlled private corporation, you may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

    If you are a corporation, the amount of any capital loss arising on a disposition or deemed disposition of any exchangeable share may be reduced by the amount of dividends received or deemed to have been received by you on such exchangeable share to the extent and under circumstances prescribed by the Income Tax Act (Canada). Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns exchangeable shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any shares.

    QUALIFIED INVESTMENTS AND FOREIGN PROPERTY

    Provided the exchangeable shares are listed at all times on a prescribed stock exchange (which includes The Toronto Stock Exchange), the exchangeable shares will be "qualified investments" under the Income Tax Act (Canada), for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans under the Income Tax Act (Canada). Provided our common shares are listed on a prescribed stock exchange (which includes the New York Stock Exchange), Tyco common shares will be qualified investments under the Income Tax Act (Canada) for such plans. The acquisition of non-qualified investments by such plans can result in taxes being imposed on either the plan or the annuitant thereunder (depending on the type of plan), which tax is based on the fair market value of the non-qualified investment at the time of its acquisition. In the case of a registered education saving plan, the acquisition of a non-qualified investment may also permit the Minister of National Revenue to seek to revoke the registration of the plan. Based on the conclusion below with respect to the qualified investment status of your right under the Voting and Exchange Trust Agreement to direct the voting of the Special Voting Preference Share and your rights to require us to purchase all of the outstanding exchangeable shares in the event of either the liquidation, dissolution or winding-up of Exchangeco, exchangeable shares are not suitable investments for trusts governed by registered education savings plans.

    Also, provided the exchangeable shares are listed on a prescribed stock exchange in Canada (which currently includes The Toronto Stock Exchange) and Exchangeco maintains a substantial Canadian presence, the exchangeable shares will not be foreign property under the Income Tax Act (Canada), for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans, for registered pension plans or for certain other persons to whom Part XI of the Income Tax Act is applicable. Our common shares will be foreign property for such plans or persons. Where at the end of any month such an entity as described above in this paragraph holds foreign property and the total cost amount of all such property exceeds 30% of the total cost amount of all property held by it, then a monthly tax of 1% is imposed on such excess amount.

    Your right under the Voting and Exchange Trust Agreement to direct the voting of the Special Voting Preference Share and your rights to require us to purchase all of the outstanding exchangeable shares in the event of either the liquidation, dissolution or winding-up of Exchangeco or us will not be qualified investments and will constitute foreign property.

    FOREIGN PROPERTY INFORMATION REPORTING

    If you are a "specified Canadian entity" for a taxation year or a fiscal period and your total cost amount of "specified foreign property" (which includes the exchangeable shares, your right under the Voting and Exchange Trust Agreement to direct the voting of the Special Voting Preference Share, your rights to require us to purchase all of the outstanding exchangeable shares in the event of either the liquidation, dissolution or winding-up of Exchangeco or us, and our common shares) at any time in the year or fiscal period exceeds C$100,000, you will be required to file an information return in respect of such property which will include disclosing certain information regarding particulars of your investment in such property. A specified Canadian entity means a taxpayer resident in Canada in the year, other than a corporation or a trust exempt from tax under Part I of the Income Tax Act (Canada), a mutual fund corporation, a mutual fund trust and certain other entities. Holders of such specified foreign property should consult their tax advisors.

    FOREIGN INVESTMENT ENTITY RULES

    On June 22, 2000, the Minister of Finance introduced draft legislation (the "proposed rules") relating to the income tax treatment of investments by Canadian residents in foreign investment entities ("FIEs"). If the proposed rules are enacted in the form contained in the draft legislation, holders of exchangeable shares or our common shares will be subject to special anti-deferral rules in each taxation year that begins after 2001, if we are a FIE at the end of our last taxation year ended at or before the end of the relevant taxation year. Under these rules, a holder of exchangeable shares or our common shares would be generally required to include (or deduct) in computing income the increase (or decrease) in the value of the subject shares on an annual basis and the full amount any gain realized on the disposition of such shares in the year of the disposition. In simplified terms, a foreign corporation like us will be a FIE within the meaning of the proposed rules at the end of a taxation year if, at that time, the "carrying value" of our "investment property" represents more than 50% of the "carrying value" of all our property.

    The draft legislation has not been tabled in the House of Commons and its release was accompanied by an invitation from the Minister of Finance for comments from interested parties. It is impossible, therefore, to predict whether the proposed rules will be enacted in the form contained in the draft legislation or what changes to the proposed rules might be made before they are enacted. In light of the present uncertainty with respect to the final form of the proposed rules and our status thereunder, there is a risk that holders of exchangeable shares and our common shares may be subjected to the consequences described in the preceding paragraph with respect to taxation years of such holders beginning after 2001.

HOLDERS OF EXCHANGEABLE SHARES NOT RESIDENT IN CANADA

    This summary applies to you if:

    - for purposes of the Income Tax Act (Canada), you have not been and will not be resident or deemed to be resident in Canada at any time while you hold or have held the common shares of Newcourt, the exchangeable shares or our common shares;

    - your shares are not "taxable Canadian property" (as defined in the Income Tax Act (Canada)); and

    - you do not use or hold and are not deemed to use or hold such shares in connection with carrying on a business in Canada.

    This summary is not applicable to any non-resident of Canada which carries on an insurance business in Canada and elsewhere, in respect of the exchangeable shares or our common shares that are effectively connected with the non-resident's Canadian insurance business or that are "designated insurance property" as defined in the Income Tax Act (Canada).

    Generally, the exchangeable shares and our common shares will not be taxable Canadian property if:

    - you do not use or hold, and you are not deemed to use or hold, such shares in connection with carrying on a business in Canada; and furthermore,

    - in the case of the exchangeable shares, (1) such shares are listed on a prescribed stock exchange (which currently includes The Toronto Stock Exchange); and (2) you, persons with whom you do not deal at arm's length or you and such persons, have not owned (taking into account any interest in or option in respect of the shares) 25% or more of the issued shares of any class or series of the capital stock of Exchangeco at any time within five years preceding the date of disposition.

    If you meet the above conditions, you will not be subject to tax under the Income Tax Act (Canada) on the exchange of exchangeable shares for the exchange consideration, except to the extent the exchange results in a redemption (including on a retraction) of an exchangeable share, or on the sale or other disposition of our common shares. If your exchangeable share is redeemed (including on a retraction) by Exchangeco (as opposed to such share being purchased by Newco or us, as discussed above), you will be deemed to receive a dividend as described above for holders of exchangeable shares resident in Canada under the heading "Redemption or Exchange of Exchangeable Shares." The amount of such deemed dividend will be subject to the tax treatment accorded to dividends described below.

    Dividends paid or deemed to be paid on the exchangeable shares are subject to non-resident withholding tax under the Income Tax Act (Canada) at the rate of 25%, although such rate may be reduced under the provisions of an applicable income tax convention. Under the Canada-United States Income Tax Convention effective August 16, 1984, as amended, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner of such shares and who is a resident in the United States for purposes of the said Income Tax Convention.

BERMUDA TAX CONSEQUENCES

    In the opinion of our Bermuda counsel, Appleby Spurling & Kempe, there will be no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of the delivery of our common shares to holders of exchangeable shares on the exchange of exchangeable shares pursuant to their terms. In addition, as of the date hereof, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of capital gains realized on a disposition of Tyco common shares or in respect of distributions by us with respect to Tyco common shares. Furthermore, we have received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 an undertaking that, in the event of there being enacted in Bermuda any legislation imposing any tax computed on profits or income, including any dividend or capital gains withholding tax, or computed on any capital assets, gain or appreciation or any tax in the nature of an estate or inheritance tax or duty, the imposition of such tax shall not be applicable to Tyco nor to any of our operations, our common shares or our obligations until the year 2016. This undertaking applies to our common shares. It does not, however, prevent the application of Bermuda taxes to persons ordinarily resident in Bermuda.

    The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential tax effects relevant to the exchange of exchangeable shares for Tyco common shares. Holders of exchangeable shares are urged to consult their tax advisors concerning the applicable tax consequences of an exchange to them.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Tyco as of September 30, 2000 and 1999, and for each of the three years in the period ended September 30, 2000, included in Tyco's Annual Report on Form 10-K filed on December 21, 2000, and incorporated by reference in this document, have been audited by PricewaterhouseCoopers, independent accountants, as set forth in their report included therein. In its report, that firm states that with respect to a certain subsidiary its opinion is based upon the report of other independent accountants, namely Arthur Andersen LLP (as it relates to the consolidated balance sheet of AMP Incorporated and its subsidiaries as of September 30, 1998, and the related consolidated statements of income, shareholders' equity and cash flows for the year ended September 30, 1998). The consolidated financial statements and financial statement schedule referred to above have been incorporated herein in reliance on said reports given on the authority of such firms as experts in auditing and accounting.

    The consolidated balance sheets as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in stockholders' equity and cash flows of The CIT Group, Inc. and its subsidiaries for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

                                 LEGAL MATTERS

    Appleby Spurling & Kempe, Hamilton, Bermuda, our special Bermuda counsel, is passing for us on the validity of the securities to which this prospectus relates. Our secretary, Michael L. Jones, is a partner in Appleby Spurling & Kempe. Certain federal Canadian tax consequences are being passed upon for us by our special Canadian counsel, McMillan Binch, Toronto, Ontario, Canada and certain Bermuda income tax consequences are being passed upon for us by Appleby Spurling & Kempe. McMillan Binch is passing for us on certain other legal matters in connection with Canadian law and Kramer Levin Naftalis & Frankel LLP, New York, New York, is passing for us on certain other legal matters.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except for the registration fee.

Registration fee............................................  $     0
Fees and expenses of accountants............................   15,000
Fees and expenses of counsel................................   40,000
Printing and engraving expenses.............................    5,000
Miscellaneous...............................................    5,000
                                                              -------
  Total.....................................................  $65,000
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Bye-law 102 of Tyco's Bye-laws provides, in part, that Tyco shall indemnify its directors and other officers for all costs, losses and expenses which they may incur in the performance of their duties as director or officer, provided that such indemnification is not otherwise prohibited under the Companies Act 1981 (as amended) of Bermuda. Section 98 of the Companies Act 1981 (as amended) prohibits such indemnification against any liability arising out of fraud or dishonesty of the director or officer. However, such section permits Tyco to indemnify a director or officer against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor or in which he or she is acquitted or when other similar relief is granted to him or her.

    Tyco maintains $250 million of insurance to reimburse the directors and officers of Tyco and its subsidiaries, for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of Tyco or any of its subsidiaries. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by Tyco pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

ITEM 16. EXHIBITS.

         2.1                   --   Agreement and Plan of Merger, dated as of March 12, 2001, by and between Tyco Acquisition Corp. XIX (NV) and The CIT
                                    Group, Inc., including Guarantee of Tyco
                                    International Ltd.(a)

         5.1                   --   Opinion of Appleby Spurling & Kempe with respect to the
                                    legality of the securities registered hereunder, containing the consent of such counsel.(c)

         8.1                   --   Opinion of McMillan Binch with respect to the tax matters of the securities registered hereunder, containing the consent of such counsel.(c)

         8.2                   --   Opinion of Appleby Spurling & Kempe with respect to the tax matters of the securities registered hereunder, containing the consent of such counsel.(c)

        23.1                   --   Consent of PricewaterhouseCoopers.(c)

        23.2                   --   Consent of Arthur Andersen LLP.(c)

        23.3                   --   Consent of KPMG LLP.(c)

        23.4                   --   Consent of Appleby Spurling & Kempe is included in its
                                    opinions filed herewith as Exhibits 5.1 and 8.2 to this
                                    Registration Statement.(c)

        23.4                   --   Consent of McMillan Binch is included in its opinion filed herewith as Exhibit 8.1 to this Registration Statement.(c)

        24.1                   --   Power of Attorney.(a)

        99.1                   --   Plan of Arrangement, including Exchangeable Share
                                    Provisions.(b)

        99.2                   --   Voting and Exchange Trust Agreement.(b)

        99.3                   --   Form of Supplemental Voting and Exchange Trust Agreement.(c)

        99.4                   --   Form of Tyco VE Agreement.(c)

        99.5                   --   Exchangeable Share Support Agreement.(b)

        99.6                   --   Form of Supplemental Exchangeable Share Support
                                    Agreement.(c)

        99.7                   --   Form of Tyco Support Agreement.(c)

        99.8                   --   Resolution designating the Rights of Tyco Special Voting
                                    Preference Share.(a)

------------------------

(a) Incorporated by reference to the S-4 Registration Statement.

(b) Incorporated by reference to the definitive Joint Management Information Circular and Proxy Statement on Schedule 14A, filed by The CIT Group, Inc. (SEC File. No. 001-1861) on September 21, 1999.

(c) Filed herewith.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Exeter, State of New Hampshire, on the 24th day of May, 2001.

                                                       TYCO INTERNATIONAL LTD.

                                                       By:              /s/ MARK H. SWARTZ
                                                            -----------------------------------------
                                                                          Mark H. Swartz
                                                                   EXECUTIVE VICE PRESIDENT AND
                                                                     CHIEF FINANCIAL OFFICER
                                                               (PRINCIPAL FINANCIAL AND ACCOUNTING
                                                                             OFFICER)

    Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons on May 24, 2001 in the capacities indicated below.

                        NAME                                               TITLE
                        ----                                               -----

                                    *                  Chairman of the Board, President, Chief
     -------------------------------------------         Executive Officer and Director (Principal
                 L. Dennis Kozlowski                     Executive Officer)

                                    *
     -------------------------------------------       Director
                 Lord Ashcroft KCMG

                                    *
     -------------------------------------------       Director
                  Joshua M. Berman

                                    *
     -------------------------------------------       Director
                  Richard S. Bodman

                                    *
     -------------------------------------------       Director
                    John F. Fort

                                    *
     -------------------------------------------       Director
                   Stephen W. Foss

                        NAME                                               TITLE
                        ----                                               -----
                                    *
     -------------------------------------------       Director
                    Wendy E. Lane

                                    *
     -------------------------------------------       Director
                James S. Pasman, Jr.

                                    *
     -------------------------------------------       Director
                  W. Peter Slusser

                 /s/ MARK H. SWARTZ                    Executive Vice President, Chief Financial
     -------------------------------------------         Officer and Director (Principal Financial
                   Mark H. Swartz                        and Accounting Officer)

                                    *
     -------------------------------------------       Director
                 Frank E. Walsh, Jr.

     -------------------------------------------       Director
                   Joseph F. Welch

*By:                   /s/ MARK H. SWARTZ
             --------------------------------------
                         Mark H. Swartz
                        ATTORNEY-IN-FACT